Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-259263) pertaining to the BGC Group, Inc. Deferral Plan for Employees of BGC Group, Inc., Cantor Fitzgerald, L.P. and Their Affiliates of our report dated June 26, 2026, with respect to the financial statements and schedules of the BGC Group, Inc. Deferral Plan for Employees of BGC Group, Inc., Cantor Fitzgerald, L.P. and Their Affiliates included in this Annual Report (Form 11-K) for the year ended December 31, 2025.
/s/    Ernst & Young LLP

New York, New York
June 26, 2026